                                                                  EXHIBIT (a)(1)

                           OFFER TO PURCHASE FOR CASH

   ALL OUTSTANDING SHARES OF COMMON STOCK (INCLUDING THE ASSOCIATED PREFERRED
                             SHARE PURCHASE RIGHTS)

                                       OF

                             KOLLMORGEN CORPORATION

                                       BY

                           KING DC ACQUISITION CORP.
                           A WHOLLY-OWNED SUBSIDIARY

                                       OF

                              DANAHER CORPORATION

                                       AT

                              $23.00 NET PER SHARE

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
          TIME, ON FRIDAY, JUNE 9, 2000, UNLESS THE OFFER IS EXTENDED.

  A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES (II) THROUGH
 (III). YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER
                             TO TENDER YOUR SHARES.

May 12, 2000

                      The Dealer Manager for the Offer is:

                                LEHMAN BROTHERS

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

Summary of the Offer.......................................................  ii

Introduction...............................................................   1

  1. Terms of the Offer..................................................     2

  2. Acceptance for Payment and Payment..................................     4

  3. Procedures for Accepting the Offer and Tendering Shares.............     5

  4. Withdrawal Rights...................................................     7

  5. Material U.S. Federal Income Tax Consequences.......................     8

  6. Price Range of the Shares; Dividends................................     9

  7. Possible Effects of the Offer on the Market for the Shares; NYSE
      Listing; Securities Exchange Act Registration; Margin Regulations..     9

  8. Information Concerning Kollmorgen...................................    11

  9. Information Concerning Danaher and the Purchaser....................    11

 10. Background of the Offer; Contacts with Kollmorgen...................    12

 11. Purpose of the Offer; the Merger Agreement; the Consulting
      Agreement; Statutory Requirements; Appraisal Rights; Plans for
      Kollmorgen; "Going Private" Transactions...........................    13

 12. Source and Amount of Funds..........................................    22

 13. Dividends and Distributions.........................................    23

 14. Conditions of the Offer.............................................    23

 15. Legal Matters; Required Regulatory Approvals........................    24

 16. Fees and Expenses...................................................    27

 17. Miscellaneous.......................................................    27

Schedule I--Directors and Executive Officers of Danaher and the Purchaser

                              SUMMARY OF THE OFFER

PRINCIPAL TERMS

    . Danaher Corporation, through its wholly-owned subsidiary, is offering to buy all outstanding shares of Kollmorgen Corporation common stock. The tender price is $23.00 per share in cash. Tendering shareholders will not have to pay brokerage fees or commissions.

    . The offer is the first step in our plan to acquire all of the outstanding Kollmorgen shares, as provided in our merger agreement with Kollmorgen. If the offer is successful, we will acquire any remaining Kollmorgen shares in a later merger for $23.00 per share in cash. The shareholders of Kollmorgen will have appraisal rights in the merger.

    . The initial offering period of the offer will expire at 12:00 midnight, New York City time, on Friday, June 9, 2000, unless we extend the offer. We do not intend to have a subsequent offering period.

    . If we decide to extend the offer, we will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the offer.

KOLLMORGEN BOARD RECOMMENDATION

    . The board of directors of Kollmorgen has unanimously determined that the offer and the merger are fair to and in the best interests of the shareholders of Kollmorgen, approved and adopted the merger agreement, and recommends that shareholders of Kollmorgen accept the offer and tender their Kollmorgen shares.

CONDITIONS

   We are not required to complete the offer unless:

    . we receive U.S. federal antitrust clearance and approval from certain foreign antitrust authorities for the offer, and

    . at least two-thirds of the outstanding Kollmorgen common shares (taken together with any other Kollmorgen common shares, directly or indirectly, owned by us) are validly tendered and not withdrawn prior to the expiration of the offer.

   Other conditions to the offer are described at pages 23 through 24. The offer is not conditioned on Danaher obtaining financing.

PROCEDURES FOR TENDERING

   If you wish to accept the offer, this is what you must do:

    . If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed letter of transmittal and send it with your stock certificate to the depositary for the offer or follow the procedures described in the offer for book-entry transfer. These materials must reach the depositary before the offer expires. Detailed instructions are contained in the letter of transmittal and on pages 5 through 7 of this document.

    . If you are a record holder but your stock certificate is not available or you cannot deliver it to the depositary before the offer expires, you may be able to tender your shares using the enclosed notice of guaranteed delivery. Please call our information agent, D.F. King & Co., Inc., at 888-242-8157 for assistance. See pages 6 through 7 for further details.

    . If you hold your Kollmorgen shares through a broker or bank, you should contact your broker or bank and give instructions that your Kollmorgen shares be tendered.

WITHDRAWAL RIGHTS

    . If, after tendering your Kollmorgen shares in the offer, you decide that you do not want to accept the offer, you can withdraw your Kollmorgen shares by so instructing the depositary in writing before the offer expires. If you tendered by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Kollmorgen shares. See pages 7 through 8 for further details.

RECENT KOLLMORGEN TRADING PRICES; SUBSEQUENT TRADING

    .  The closing price for Kollmorgen common shares was:

       $16.13 per share on May 3, 2000, the last trading day before we announced the merger agreement with Kollmorgen, and

       $22.69 per share on May 11, 2000, the last trading day before the printing of these materials.

BEFORE DECIDING WHETHER TO TENDER, YOU SHOULD OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    . If the offer is successful, we expect the Kollmorgen shares to continue to be traded on the New York Stock Exchange until the time of the merger, although we expect trading volume to be below its pre-offer level.

FURTHER INFORMATION

    .  If you have questions about the offer, you can call:

    Our Information Agent:

                             D.F. KING & CO., INC.
                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (888) 242-8157

    Our Dealer Manager:

                                LEHMAN BROTHERS

                          Three World Financial Center
                          200 Vesey Street, 18th Floor
                            New York, New York 10285
                 Call Collect: (212) 526-6739 or (415) 274-5442

To: All Holders of Shares of
Common Stock of Kollmorgen

                                 INTRODUCTION

   King DC Acquisition Corp. (the "Purchaser"), a wholly-owned subsidiary of Danaher Corporation ("Danaher") is offering to purchase all outstanding shares of common stock of Kollmorgen Corporation ("Kollmorgen"), together with the associated preferred share purchase rights issued pursuant to the Amended and Restated Rights Agreement, dated as of December 20, 1988 as amended through May 4, 2000, between Kollmorgen and Fleet National Bank (formerly known as Bank Boston, N.A.), as Rights Agent (the "Rights Agreement"), at a purchase price of $23.00 per share, net to the seller in cash, without interest (the "Per Share Amount"), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). "Share" means a share of Kollmorgen common stock, together with the associated preferred share purchase rights.

   You will not be required to pay brokerage fees or commissions or, except as described in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares in the Offer. Shareholders who hold their shares through bankers or brokers should check with such institutions as to whether or not they charge any service fee. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup U.S. federal income tax withholding of 31% of the gross proceeds payable to you. See Section 3. We will pay all charges and expenses of Lehman Brothers Inc., as Dealer Manager ("Lehman Brothers" or the "Dealer Manager"), SunTrust Bank, as Depositary (the "Depositary"), and D.F. King & Co., Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

   THE BOARD OF DIRECTORS OF KOLLMORGEN (THE "KOLLMORGEN BOARD") HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF KOLLMORGEN, APPROVED AND ADOPTED THE MERGER AGREEMENT (AS DEFINED HEREIN) AND RECOMMENDS THAT KOLLMORGEN SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

   We are not required to purchase any Shares unless at least two-thirds of the outstanding Shares (taken together with any other Shares, directly or indirectly, owned by us and assuming exercise of all outstanding stock options) are validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition"). We reserve the right (subject to the applicable rules and regulations of the Securities and Exchange Commission (the "SEC") and to the prior written consent of Kollmorgen), which we presently have no intention of exercising, to waive or reduce the Minimum Condition and to elect to purchase a smaller number of Shares. The Offer is also subject to certain other terms and conditions. See Sections 1, 14 and 15.

   We are making the Offer under the Agreement and Plan of Merger, dated as of May 4, 2000, among Kollmorgen, Danaher and the Purchaser (the "Merger Agreement"). Following the consummation of the Offer and the satisfaction or waiver of certain conditions, Kollmorgen will merge with the Purchaser (the "Merger"), with Kollmorgen continuing as the surviving corporation. In the Merger, each outstanding Share that is not owned by us (other than Shares held by Kollmorgen shareholders who perfect their appraisal rights under the Business Corporation Law of the State of New York (the "BCL")) will be converted into the right to receive $23.00 net in cash, or any higher price paid per Share in the Offer (the "Merger Consideration"). Section 11 contains a more detailed description of the Merger Agreement. Section 5 describes the principal U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger.

   Salomon Smith Barney Inc., Kollmorgen's financial advisor, has delivered to the Kollmorgen Board a written opinion dated May 4, 2000, to the effect that, as of such date, and based upon and subject to certain matters stated in such opinion, the $23.00 per Share cash consideration to be received in the Offer and the Merger by holders of Shares (other than Danaher and its affiliates) was fair, from a financial point of view, to such holders. A copy of Salomon Smith Barney's opinion is included with Kollmorgen's Solicitation/Recommendation

Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed with this document and Kollmorgen shareholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by Salomon Smith Barney.

   Approval of the Merger requires the affirmative vote of holders of two-thirds of the outstanding Shares. As a result, if the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is completed, we will own a sufficient number of Shares to ensure that the Merger will be approved by Kollmorgen shareholders. See Section 11.

   Kollmorgen has advised us that, to its knowledge, all of its executive officers and directors intend to tender all Shares that they own of record or beneficially in the Offer (other than Shares that they have the right to purchase by exercising stock options and Shares, if any, that, if tendered, would cause them to incur liability under the short-swing profits provisions of the Securities Exchange Act of 1934, as amended).

   Kollmorgen has informed us that, as of May 2, 2000, there were 10,357,822 Shares issued and outstanding and 1,538,545 Shares reserved for issuance upon the exercise of outstanding stock options.

   THE OFFER IS CONDITIONED UPON THE FULFILLMENT OF THE CONDITIONS DESCRIBED IN SECTION 14. THE INITIAL OFFERING PERIOD OF THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 9, 2000, UNLESS WE EXTEND IT.

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 3 on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight, New York City time, on Friday, June 9, 2000, unless we determine, or are required in certain events specified below, to extend the period of time for which the initial offering period of the Offer is open, in which case Expiration Date will mean the time and date at which the initial offering period of the Offer, as so extended, will expire. We do not intend to have any subsequent offering period.

   Upon the terms and subject to the conditions of the Offer, we will purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer. If, at the Expiration Date, the conditions to the Offer described in Section 14 have not been satisfied or earlier waived, then, subject to the provisions of the Merger Agreement, we may extend the Expiration Date for an additional period or periods of time by giving oral or written notice of the extension to the Depositary; provided, however, that in the event that (a) the required waiting periods under U.S. federal antitrust laws or under certain applicable foreign statutes or regulations have not expired, we are required to extend the Offer, or (b) the consummation of this Offer is prohibited or is materially limited pursuant to applicable laws or pending legal actions (as set forth in paragraphs (a) and (b) of Annex I to the Merger Agreement), we are required to extend the Expiration Date for additional periods until the earlier of five business days after the time such limitations no longer exist or such time at which such limitations have become final. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw Shares. See Section 4.

   Subject to the applicable regulations of the Securities and Exchange Commission (the "SEC") and the terms of the Merger Agreement, we also reserve the right, in our sole discretion, at any time or from time to time, to (a) delay purchase of, or, regardless of whether we previously purchased any Shares, payment for, any Shares, pending receipt of any regulatory or governmental approvals specified in Section 15; (b) terminate the Offer (whether or not any Shares have previously been purchased) if any condition referred to in Section 14 has not been satisfied or upon the occurrence of any Event specified (and defined) in
Section 14; and (c) except as set forth in the Merger Agreement, waive any condition or otherwise amend the Offer in any respect; in each case, by giving oral or written notice of the delay, termination, waiver or amendment to the Depositary. We acknowledge (a) that Rule 14e-1(c) under the Securities Exchange Act requires us to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (b) that we may not delay purchase of, or payment for (except as provided in clause (a) of the preceding sentence), any Shares upon the occurrence of any Event specified in Section 14 without extending the period of time during which the Offer is open.

   The rights we reserve in the preceding paragraph are in addition to our rights pursuant to Section 14. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement. An announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) promulgated under the Securities Exchange Act, which require that material changes be promptly disseminated to holders of Shares), we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

   As of the date of this Offer to Purchase, the associated preferred share purchase rights do not trade separately. Accordingly, by tendering Shares, you are automatically tendering a similar number of preferred share purchase rights. If, however, the preferred share purchase rights detach and separate right certificates are issued, tendering shareholders will be required to deliver rights certificates with the shares.

   We do not intend to offer any subsequent offering period in connection with the Offer unless we come to a written agreement with Kollmorgen which would provide for such subsequent offering period.

   If we make a material change in the terms of the Offer, or if we waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 promulgated under the Securities Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten business day period from the date of the change is generally required to allow for adequate dissemination to shareholders. Accordingly, if, prior to the Expiration Date, we decrease the number of Shares being sought, or increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of Shares, we will extend the Offer at least until the expiration of that period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OF THE MINIMUM CONDITION.

   Consummation of the Offer is also conditioned upon expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"), and the other conditions set forth in Section 14. We reserve the right (but are not obligated), in accordance with applicable rules and regulations of the SEC and with the Merger Agreement, to waive any or all of those conditions. If, by the Expiration Date, any or all of those conditions have not been satisfied, we may, in the exercise of our good faith judgment, elect to (a) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer and the Merger Agreement; (b) waive all of the unsatisfied conditions (other than the Minimum Condition) and, subject to complying with applicable rules and regulations of the SEC, accept for payment all Shares so tendered; or (c) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering Kollmorgen shareholders. In the event that we waive any condition set forth in Section 14, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to Kollmorgen shareholders, require that the Offer remain open for an additional period of time and/or that we disseminate information concerning such waiver.

   In the Merger Agreement, we have agreed that, upon the terms and subject to the conditions to the Offer, we will accept for payment and pay for, all Shares validly tendered and not withdrawn prior to the expiration of the Offer as promptly as practicable after expiration of the Offer.

   Kollmorgen has provided us with its shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. We will mail this Offer to Purchase, the related Letter of Transmittal and other relevant materials to record holders of Shares, and we will furnish the materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the security holder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for forwarding to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT

   Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of the Offer as so extended or amended), we will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn (as permitted by Section 4) prior to the Expiration Date promptly after the Expiration Date following the satisfaction or waiver of the conditions to the Offer set forth in Section 14. In addition, subject to applicable rules of the SEC, we reserve the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory or governmental approvals specified in Section 15.

   For information with respect to approvals that we are required to obtain prior to the completion of the Offer, including under the HSR Act and other laws and regulations, see Section 15.

   In all cases, we will pay for Shares purchased in the Offer only after timely receipt by the Depositary of (a) certificates representing the Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of the Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3; (b) the appropriate Letter of Transmittal (or a facsimile), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer; and (c) any other documents that the Letter of Transmittal requires.

   "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

   For purposes of the Offer, we will be deemed to have accepted for payment, and purchased, Shares validly tendered and not withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price for the

Shares with the Depositary, which will act as agent for tendering Kollmorgen shareholders for the purpose of receiving payment from us and transmitting payment to validly tendering Kollmorgen shareholders.

   UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR
SHARES.

   If we do not purchase any tendered Shares pursuant to the Offer for any reason, or if you submit Share Certificates representing more Shares than you wish to tender, we will return Share Certificates representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, the Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

   IF, PRIOR TO THE EXPIRATION DATE, WE INCREASE THE PRICE OFFERED TO HOLDERS OF SHARES IN THE OFFER, WE WILL PAY THE INCREASED PRICE TO ALL HOLDERS OF SHARES THAT WE PURCHASE IN THE OFFER, WHETHER OR NOT THE SHARES WERE TENDERED BEFORE THE INCREASE IN PRICE.

   We reserve the right, subject to the provisions of the Merger Agreement, to transfer or assign, in whole or from time to time in part, to one or more of our subsidiaries or affiliates, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment in the Offer.

3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

   Valid Tender of Shares. Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, together with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares and any other documents that the Letter of Transmittal requires at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (a) you must deliver Share Certificates representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case on or prior to the Expiration Date, or (b) you must comply with the guaranteed delivery procedures set forth below.

   THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND SOLE RISK, AND DELIVERY WILL BE CONSIDERED MADE ONLY WHEN THE DEPOSITARY ACTUALLY RECEIVES THE CERTIFICATES. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

   Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures. However, although Shares may be delivered through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Depositary must receive the Letter of Transmittal (or facsimile), properly completed and signed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date, or you must comply with the guaranteed delivery procedure set forth below.

   DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

   Signature Guarantees. A bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution") must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered (a) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

   If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

   If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of Share Certificates.

   Guaranteed Delivery. If you want to tender Shares in the Offer and your Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or before the Expiration Date or the procedures for book-entry transfer cannot be completed on time, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

     (a) your tender is made by or through an Eligible Institution;

     (b) the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery, substantially in the form made available by us, on or before the Expiration Date; and

     (c) the Depositary receives the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal within three trading days after the date of execution of the Notice of Guaranteed Delivery.

   You may deliver the Notice of Guaranteed Delivery by hand or mail or transmitted by facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

   Notwithstanding any other provision of the Offer, we will pay for Shares only after timely receipt by the Depositary of Share Certificates for, or, of Book-Entry Confirmation with respect to, the Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the appropriate Letter of Transmittal. Accordingly, payment might not be made to all tendering Kollmorgen shareholders at the same time, and will depend upon when the Depositary receives Share Certificates or Book-Entry Confirmation that the Shares have been transferred into the Depositary's account at a Book-Entry Transfer Facility.

   Backup U.S. Federal Income Tax Withholding. Under the backup U.S. federal income tax withholding laws applicable to certain Kollmorgen shareholders (other than certain exempt Kollmorgen shareholders, including, among others, all corporations and certain foreign individuals), the Depositary may be required to withhold 31% of the amount of any payments made to those Kollmorgen shareholders pursuant to the Offer or the Merger. To prevent backup U.S. federal income tax withholding, you must provide the Depositary with your correct taxpayer identification number and certify that you are not subject to backup U.S. federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

   Appointment as Proxy. By executing the Letter of Transmittal, you irrevocably appoint our designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to the Shares that you tender and that we accept for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when we accept your Shares for payment in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). Our designees will, with respect to the Shares and such other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual or special meeting of Kollmorgen shareholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, we or our designee must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of Kollmorgen's shareholders.

   Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular Kollmorgen shareholder, whether or not similar defects or irregularities are waived in the case of other Kollmorgen shareholders.

   Our interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by us. None of Danaher, the Purchaser or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

   Our acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

   Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw Shares that you have previously tendered in the Offer at any time on or before the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after July 10, 2000.

   If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or we are unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to our rights set forth in this Offer to Purchase, the Depositary may, nevertheless, on our behalf, retain Shares that you have tendered, and you may not withdraw your Shares, except to the extent that you are entitled to and duly exercise withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

   In order for your withdrawal to be effective, you must deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as shown on the Share Certificate, if different from your name. If Share Certificates have been delivered or otherwise identified to the

Depositary, then, prior to the physical release of such Share Certificates, you must submit the serial numbers shown on the particular Share Certificates evidencing the Shares to be withdrawn and an Eligible Institution must guarantee the signature on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in
Section 3, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. You may not rescind a withdrawal of Shares. Any Shares that you withdraw will be considered not validly tendered for purposes of the Offer, but you may tender your Shares again at any time before the Expiration Date by following any of the procedures described in Section 3.

   All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of Danaher, the Purchaser or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

   Your receipt of cash for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, if you sell or exchange your Shares in the Offer or the Merger, you would generally recognize gain or loss equal to the difference between the amount of cash received and your tax basis for the Shares that you sold or exchanged. That gain or loss will be capital gain or loss (assuming you hold your Shares as a capital asset), and any such capital gain or loss will be long term if, as of the date of sale or exchange, you have held such Shares for more than one year or will be short term if, as of such date, you have held such Shares for one year or less.

   The discussion above may not be applicable to certain types of Kollmorgen shareholders, including Kollmorgen shareholders who acquired Shares through the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States, foreign corporations, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (such as insurance companies, tax-exempt entities and regulated investment companies).

   THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OFFER AND MERGER, INCLUDING U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

6. PRICE RANGE OF THE SHARES; DIVIDENDS.

   The Shares are traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "KOL." The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on the NYSE during each quarter presented.

                            KOLLMORGEN CORPORATION

                                                                   HIGH   LOW
                                                                  ------ ------
     FISCAL 1998
     First Quarter............................................... $24.25 $16.00
     Second Quarter..............................................  21.94  17.63
     Third Quarter...............................................  21.38  13.75
     Fourth Quarter..............................................  19.38  13.63


     FISCAL 1999
     First Quarter............................................... $17.25 $11.81
     Second Quarter..............................................  15.00  10.56
     Third Quarter...............................................  15.31  10.63
     Fourth Quarter..............................................  12.31   8.88


     FISCAL 2000
     First Quarter............................................... $15.19 $10.94
     Second Quarter (through May 11).............................  22.75  11.63

   Kollmorgen has declared and paid a dividend of $.02 per Share in each of the quarterly periods described above. The dividend for second quarter fiscal 2000 was declared by the Kollmorgen Board on May 11, 2000 and is payable on June 1, 2000 to Kollmorgen shareholders of record as of May 22, 2000. Under the terms of the Merger Agreement, Kollmorgen is not permitted to declare or pay dividends with respect to the Shares other than regular quarterly dividends paid at times and in amounts consistent with past practice.

   On May 3, 2000, the last full day of trading prior to the announcement of the execution of the Merger Agreement, the reported closing price on the NYSE for the Shares was $16.13 per Share. On May 11, 2000, the last full day of trading prior to the commencement of the Offer, the reported closing price on the NYSE for the Shares was $22.69 per Share.

   SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NYSE LISTING; SECURITIES EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

   Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

   Stock Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing on the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, (a) the number of record holders should fall below 400, (b) the number of record holders should fall below 1,200 and the average monthly trading volume is less than 100,000 Shares, (c) the number of publicly held Shares (exclusive of holdings of Danaher and the Purchaser and any other subsidiaries or affiliates of Danaher and of officers or directors of Kollmorgen or their immediate families or other concentrated holdings of 10% or more ("Excluded Holdings")) should fall below 600,000, or (d) the aggregate market value of such publicly held Shares (exclusive of Excluded Holdings) should fall below $8,000,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

   If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market, and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System or other sources. The extent of the public market for the Shares and the availability of such quotations would depend upon such factors as the number of shareholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Securities Exchange Act, as described below, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

   Securities Exchange Act Registration. The Shares are currently registered under the Securities Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Securities Exchange Act. Registration of the Shares may be terminated upon application by Kollmorgen to the SEC if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Securities Exchange Act would substantially reduce the information that Kollmorgen is required to furnish to Kollmorgen shareholders and the SEC and would make certain provisions of the Securities Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Securities Exchange Act and the requirements of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) or 14(c) of the Securities Exchange Act and the related requirement of an annual report, no longer applicable to Kollmorgen. If the Shares are no longer registered under the Securities Exchange Act, the requirements of Rule 13e-3 promulgated under the Securities Exchange Act with respect to "going private" transactions would no longer be applicable to Kollmorgen. In addition, the ability of "affiliates" of Kollmorgen and persons holding "restricted securities" of Kollmorgen to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Securities Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for stock exchange listing or NASDAQ reporting. We believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Securities Exchange Act, and it would be our intention to cause Kollmorgen to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for such termination.

   If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Securities Exchange Act and the listing of the Shares on the NYSE will be terminated following the completion of the Merger.

   Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Securities Exchange Act were terminated, the Shares would no longer constitute "margin securities."

8. INFORMATION CONCERNING KOLLMORGEN

   Kollmorgen is a New York corporation with its principal executive offices located at Reservoir Place, 1601 Trapelo Road, Waltham, Massachusetts 02451. Kollmorgen's telephone number is (781) 890-5655.

   The following description of Kollmorgen and its business has been taken from Kollmorgen's Form 10-K for the fiscal year ended December 31, 1999, and is qualified in its entirety by reference to Kollmorgen's Form 10-K for the fiscal year ended December 31, 1999:

   Kollmorgen is one of the major worldwide manufacturers of high performance electronic motion control products and systems and has operations in the industrial and commercial segment as well as in the aerospace and defense segment.

   Kollmorgen files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Kollmorgen's SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.

   Although we have no knowledge that any such information is untrue, we take no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to Kollmorgen or any of its subsidiaries or affiliates or for any failure by Kollmorgen to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9. INFORMATION CONCERNING DANAHER AND THE PURCHASER

   Danaher is a Delaware corporation with principal executive offices located at 1250 24th Street, N.W., Suite 800, Washington, D.C. 20037. Danaher's telephone number is (202) 828-0850. Danaher designs, manufactures and markets industrial and consumer products with strong brand names, proprietary technology and major market positions in two principal businesses: process/environmental controls and tools and components.

   The Purchaser's principal executive offices are located c/o Danaher at 1250 24th Street, N.W., Suite 800, Washington, D.C. 20037. The Purchaser is a newly formed New York corporation and a wholly-owned subsidiary of Danaher. The Purchaser has not conducted any business other than in connection with the Offer and the Merger.

   The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of Danaher and the Purchaser are set forth in Schedule I hereto.

   Danaher is subject to the information and reporting requirements of the Securities Exchange Act and is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Danaher's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), principal holders of Danaher's securities, any material interests of such persons in transactions with Danaher, and certain other matters is required to be disclosed in proxy statements and annual reports distributed to Danaher stockholders and filed with the SEC. You may inspect or copy these reports, proxy statements and other information at the SEC's public reference facilities and they should also be available for inspection in the same manner as set forth with respect to Kollmorgen in
Section 8.

   Except as set forth elsewhere in this Offer to Purchase or in Schedule I hereto: (a) neither we nor, to our knowledge, any of the persons listed in
Schedule I hereto or any associate or majority owned subsidiary of ours or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Kollmorgen; (b) neither we nor, to our knowledge, any of the persons or entities referred to in clause
(a) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of Kollmorgen during the past 60 days; (c) neither we nor, to our knowledge, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Kollmorgen (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations); (d) since May 9, 1998, there have been no transactions which would require reporting under the rules and regulations of the SEC between us or any of our subsidiaries or, to our knowledge, any of the persons listed in Schedule I hereto, on the one hand, and Kollmorgen or any of its executive officers, directors or affiliates, on the other hand; and (e) since May 9, 1998, there have been no contacts, negotiations or transactions between us or any of our subsidiaries or, to our knowledge, any of the persons listed in Schedule I hereto, on the one hand, and Kollmorgen or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10. BACKGROUND OF THE OFFER; CONTACTS WITH KOLLMORGEN

   In August 1999, representatives of Lehman Brothers, as financial advisor to Danaher, contacted Salomon Smith Barney, financial advisor to Kollmorgen, to indicate an interest in Kollmorgen. Lehman Brothers indicated to Salomon Smith Barney that a representative of Danaher would be interested in meeting with a representative of Kollmorgen to discuss a possible business combination.

   On September 10, 1999, Mr. George M. Sherman, the President and Chief Executive Officer of Danaher, met with Mr. Gideon Argov, the Chairman of the Board, President and Chief Executive Officer of Kollmorgen. At that meeting, Mr. Sherman indicated that Danaher would be interested in considering a possible acquisition of Kollmorgen, subject to the satisfactory completion of due diligence investigations and the negotiation of a definitive merger agreement. Danaher subsequently signed a confidentiality and standstill agreement with Kollmorgen on September 13, 1999.

   Representatives of Danaher and Kollmorgen met again on September 23, 1999. The September 23, 1999 meeting was attended by Mr. Argov, other members of Kollmorgen's senior management and representatives of Salomon Smith Barney, and Mr. Sherman, other members of Danaher's senior management and representatives of Lehman Brothers. Kollmorgen made a presentation concerning its business at this meeting.

   Over the period between September 23, 1999 and March 1, 2000, representatives of Kollmorgen provided information to Danaher regarding its business.

   On March 1, 2000, Mr. Sherman and Mr. Argov met to discuss further the extent and nature of Danaher's interest in acquiring Kollmorgen. At that meeting, Mr. Sherman and Mr. Argov agreed to schedule another meeting between representatives of Danaher and Kollmorgen at which an additional presentation of the business of Kollmorgen would be made.

   On March 8, 2000, Mr. Argov, Mr. Robert J. Cobuzzi, Vice President and Chief Financial Officer of Kollmorgen, Mr. Keith Jones, Corporate Controller and Chief Accounting Officer of Kollmorgen and Mr. James A. Eder, Vice President, Secretary and General Counsel of Kollmorgen and representatives of Salomon Smith Barney met with Mr. Sherman and other members of Danaher's senior management and representatives of Lehman Brothers for an in-depth presentation on the business of Kollmorgen.

   On March 30, 2000, Mr. Argov and Mr. Sherman met to discuss a possible business combination of the two companies.

   On April 7, 2000, Mr. Sherman and Mr. Argov again discussed the possible business combination of the two companies. Mr. Sherman indicated that Danaher would be willing to consider making an offer for all outstanding Shares for a price in the low $20s, subject to satisfactory completion of due diligence and agreement between Danaher and Kollmorgen on other aspects of the proposed transaction.

   Over the two weeks following the April 7, 2000 meeting, representatives of Danaher and Kollmorgen spoke periodically, continued discussions regarding the proposed purchase price and agreed on the overall structure of the transaction, subject to completion of due diligence and negotiation of other terms and conditions of the transaction. The companies also agreed on a due diligence schedule. It was during this period that the possibility of a Consulting Agreement between Mr. Argov and Danaher was raised.

   On April 18, 2000, the Board of Directors of Kollmorgen held a meeting at which the management of Kollmorgen and representatives of Salomon Smith Barney updated the Kollmorgen Board concerning the discussions with Danaher. At this meeting, the Kollmorgen Board indicated Kollmorgen's officers and other representatives should continue to pursue discussions with Danaher concerning a possible business combination, provided that the purchase price would be no less than $23 per Share and satisfactory agreement was reached on other terms and conditions relating to the transaction, which would be submitted to the Board for final approval.

   On April 21, 2000, the Kollmorgen Board held a meeting at which the management of Kollmorgen updated the Board concerning the discussions with Danaher.

   On April 24, 2000, representatives of Kollmorgen made another presentation to representatives of Danaher on the business of Kollmorgen.

   Between April 24, 2000 and May 4, 2000, Danaher conducted its due diligence investigations of Kollmorgen. During that period, Kollmorgen's representatives and Danaher's representatives negotiated the terms of the Merger Agreement. In addition, the terms of the Consulting Agreement were also negotiated during this period.

   On May 3, 2000, the Board of Directors of Danaher were presented with a discussion of the results of due diligence and the terms of the proposed transaction by Mr. Sherman and other members of Danaher's management. At this meeting, the Board of Directors of Danaher unanimously approved the Merger Agreement and Consulting Agreement, subject to satisfactory negotiation of the final terms of each.

   On May 3, 2000 and again on May 4, 2000, the Kollmorgen Board met to discuss the status of negotiations with Danaher and the terms of the proposed business combination. At the May 3, 2000 meeting, a form of the Merger Agreement was presented to and reviewed with the Kollmorgen Board by Kollmorgen's attorneys. Also at this meeting, Salomon Smith Barney reviewed with the Kollmorgen Board its financial analysis of the Per Share Amount. At the May 4, 2000 meeting, the Kollmorgen's Board received an update with respect to the proposed transactions from Kollmorgen's attorneys and Salomon Smith Barney delivered to the Board its opinion as to the fairness, from a financial point of view, of the Per Share Amount to the holders of Shares (other than Danaher and its affiliates). After full discussion, the Kollmorgen Board determined that the Offer and the Merger were in the best interests of Kollmorgen's shareholders and unanimously approved the Per Share Amount, the Merger Agreement and related transactions.

   The Merger Agreement as well as the Consulting Agreement were finalized and executed, and a press release announcing the proposed Offer and the Merger was issued, on May 4, 2000.

11. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE CONSULTING AGREEMENT; STATUTORY REQUIREMENTS; APPRAISAL RIGHTS; PLANS FOR KOLLMORGEN; "GOING PRIVATE" TRANSACTIONS

   (a) Purpose. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, Kollmorgen. The Offer, as the first step in the acquisition of Kollmorgen, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of Kollmorgen not purchased pursuant to the Offer or otherwise.

   (b) The Merger Agreement. The following summary description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which we have filed as an exhibit to the Tender Offer Statement on Schedule TO that we have filed with the SEC, which you may examine and copy as set forth in Section 8 above (except that it will not be available at the regional offices of the SEC).

   THE OFFER. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, as set forth in Section 14, the Purchaser will purchase all Shares validly tendered and not withdrawn pursuant to the Offer. The Merger Agreement provides that, without the prior written consent of Kollmorgen, the Purchaser will not (a) decrease the Offer price or change the form of consideration payable in the Offer, (b) decrease the number of Shares sought to be purchased in the Offer, (c) impose additional conditions to the Offer, (d) waive the Minimum Condition or (e) amend any other term of the Offer in a manner adverse to the holders of Shares. The Purchaser may extend the Offer, from time to time, if, at the then-scheduled Expiration Date of the Offer, any of the conditions to the Purchaser's obligation to accept for payment and pay for all Shares shall not have been satisfied or waived; provided, however, that in the event that (a) the required waiting periods under U.S. federal antitrust laws or under certain applicable foreign statutes or regulations have not expired or terminated, we are required to extend the Offer, or (b) the consummation of this Offer is prohibited or is materially limited pursuant to applicable laws or pending legal actions (as set forth in paragraphs (a) and (b) of Annex I to the Merger Agreement), the Purchaser is required to extend the Expiration Date for additional periods until the earlier of five business days after the time such limitations no longer exist or such time at which such limitations have become final. In addition, if all conditions to the Offer are satisfied and the number of Shares tendered and not withdrawn is more than 70%, but less than 90%, of the outstanding number of Shares on a fully diluted basis, the Purchaser shall have the right, in its sole discretion, to extend the Offer from time to time for up to a maximum of seven additional business days in the aggregate beyond the latest Expiration Date.

   RECOMMENDATION. Kollmorgen has represented to Danaher in the Merger Agreement that the Kollmorgen Board, at a meeting duly called and held, has
(a) determined by unanimous vote that the Offer and the Merger are fair to and in the best interest of Kollmorgen shareholders, (b) approved the Offer and the Merger Agreement in accordance with the BCL, (c) recommended acceptance of the Offer and adoption of the Merger Agreement by Kollmorgen shareholders (if such adoption is required by applicable law) and (d) taken all other action necessary to render the rights under the Rights Agreement inapplicable to the Offer and the Merger; provided, however, that such recommendation and approval may be withdrawn, modified or amended prior to the acceptance of payment of Shares only to the extent that the Kollmorgen Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would constitute a breach of the Kollmorgen Board's fiduciary obligations under applicable law. Kollmorgen further represented that Salomon Smith Barney delivered to the Kollmorgen Board a written opinion dated May 4, 2000, as to the fairness, from a financial point of view, to the holders of Shares (other than Danaher and its affiliates) of the Per Share Amount to be received by such holders pursuant to the Offer and the Merger.

   DIRECTORS. The Merger Agreement provides that, subject to compliance with applicable law, Danaher, promptly upon the payment by the Purchaser for Shares pursuant to the Offer, and from time to time thereafter, is entitled to designate that number of directors, rounded up to the next whole number, on the Kollmorgen Board as is equal to the product of the total number of directors on the Kollmorgen Board (determined after giving effect to the directors so elected pursuant to such provisions) multiplied by the percentage that the aggregate number of Shares beneficially owned by Danaher or its affiliates bears to the total number of Shares then outstanding. Kollmorgen shall, upon request of Danaher, promptly take all actions necessary to cause designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors; provided, however, that, prior to the time the Merger becomes effective (the "Effective Time"), the Kollmorgen Board shall always have at least two members who are not officers, directors, employees or designees of the Purchaser or any of its affiliates, including Kollmorgen ("Purchaser Insiders"). If the number of directors who are not Purchaser Insiders is reduced below two prior to the Effective Time, the remaining director who is not a Purchaser Insider will be entitled to designate a person who is not a Purchaser Insider to fill such vacancy.

Following the election or appointment of Danaher's designees and prior to the Effective Time, any amendment or termination of the Merger Agreement by Kollmorgen, any extension by Kollmorgen of the time for performance of any of the obligations or other acts of Danaher or the Purchaser, any waiver of any of Kollmorgen's rights under the Merger Agreement or any other actions taken by Kollmorgen will require the concurrence of a majority of the directors of Kollmorgen then in office who are not Purchaser Insiders (or, in the case where there are two or fewer directors who are not Purchaser Insiders, the concurrence of one director who is not a Purchaser Insider) if that amendment, termination, extension, or waiver, could be reasonably likely to have an adverse effect on the minority Kollmorgen shareholders.

   THE MERGER. The Merger Agreement provides that, at the Effective Time, the Purchaser will be merged with and into Kollmorgen. Following the Merger, the separate corporate existence of the Purchaser will cease and Kollmorgen will continue as the surviving corporation (the "Surviving Corporation") and a wholly-owned subsidiary of Danaher.

   Kollmorgen has agreed pursuant to the Merger Agreement that, if required by applicable law in order to consummate the Merger, it will (a) duly call, give notice of, convene and hold a special meeting of Kollmorgen shareholders as soon as practicable following the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer for the purpose of adopting the Merger Agreement; (b) prepare and file with the SEC a preliminary proxy statement relating to the Merger Agreement, and use its reasonable best efforts (1) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as defined herein) and, after consultation with Danaher, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and to cause a definitive proxy statement (the "Proxy Statement") to be mailed to its shareholders and (2) to obtain the necessary approvals of the Merger and adoption of the Merger Agreement by Kollmorgen shareholders; and (c) (1) subject to the provisions described under "Recommendation" above, include in the Proxy Statement the recommendation of the Kollmorgen Board that Kollmorgen shareholders vote in favor of the approval of the Merger Agreement and (2) include in the Proxy Statement the opinion of Salomon Smith Barney. Danaher has agreed in the Merger Agreement that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of Danaher's other subsidiaries in favor of the approval of the Merger and the Merger Agreement.

   The Merger Agreement further provides that, notwithstanding the foregoing, if Danaher, the Purchaser or any other of Danaher's subsidiaries acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties to the Merger Agreement will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for the Shares by the Purchaser pursuant to the Offer without a meeting of the Kollmorgen shareholders in accordance with Section 905 of the BCL.

   CHARTER, BY-LAWS, DIRECTORS AND OFFICERS. The Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation, until amended afterward in accordance with the provisions of the Certificate of Incorporation of the Surviving Corporation and applicable law; provided, however, that any such amendments shall be consistent with the rights of directors and officers to indemnification and insurance as described below under "Indemnification, Directors' and Officers' Insurance." The By-Laws of the Purchaser in effect at the Effective Time will be the By-Laws of the Surviving Corporation, until amended afterward in accordance with the provisions of the By-Laws of the Surviving Corporation and applicable law. Subject to applicable law, (a) the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, and (b) the officers of the Purchaser immediately prior to the Effective Time will be the initial officers of the Surviving Corporation.

   CONVERSION OF SECURITIES. By virtue of the Merger and without any action on the part of the holders of the Shares, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (a) any Shares held by Danaher, the Purchaser, any wholly-owned subsidiary of Danaher or the

Purchaser, in the treasury of Kollmorgen or by any wholly-owned subsidiary of Kollmorgen, which Shares, by virtue of the Merger and without any action on the part of the holder of those shares, will be canceled and retired and will cease to exist with no payment being made with respect thereto and (b) shares held by a holder who has not voted in favor of the Merger and who has demanded appraisal for those shares in accordance with the BCL ("Dissenting Shares")) will be canceled and retired and will be converted into the right to receive the Consideration, upon surrender of the Share Certificate formerly representing that Share. At the Effective Time, each share of common stock of the Purchaser, issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

   The Merger Agreement provides that, prior to the Effective Time, the Kollmorgen Board (or, if appropriate, any committee of the Kollmorgen Board) will adopt appropriate resolutions and use its reasonable best efforts to provide for the cancellation or exercise, effective at the Effective Time, of all the outstanding options granted under any stock option or similar plan of Kollmorgen (the "Stock Plans"), or under any agreement, without any payment therefor except as otherwise discussed in this Section 11. Immediately prior to the Effective Time, all options (whether vested or unvested) will be canceled (and to the extent exercisable shall no longer be exercisable) and will entitle each holder of an option, in cancellation and settlement therefor, to a payment, if any, in cash by Kollmorgen (less any applicable withholding taxes), at the Effective Time, equal to the product of (a) the total number of Shares subject to that option and (b) the excess, if any, of the Merger Consideration (or such greater price as is provided in an applicable option agreement) over the exercise price per Share subject to that option.

   REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, Kollmorgen has made customary representations and warranties to Danaher and the Purchaser with respect to, among other matters, its organization and qualification, capitalization, subsidiaries, authority, required filings, consents and approvals, financial statements, public filings, litigation, compliance with law, employee benefit plans, environmental matters, material contracts (including government contracts and bids), opinion of financial advisor, information to be included in the Schedule 14D-9, the Proxy Statement or the other documents required to be filed with the SEC or any other governmental authority relating to the Offer and the Merger, intellectual property, tax status, condition of assets, relationships with customers and employees and the absence of any material adverse effects on Kollmorgen. Danaher and the Purchaser have made customary representations and warranties to Kollmorgen with respect to, among other matters, its organization, qualifications, authority, required filings, consents and approvals, information to be included in the Schedule 14D-9, the Proxy Statement or the other documents required to be filed with the SEC or any other governmental authority relating to the Offer and the Merger, availability of funds and ownership and lack of prior activities of Purchaser.

   COVENANTS. The Merger Agreement obligates Kollmorgen and its subsidiaries, from the date of the Merger Agreement until the Effective Time, to conduct their operations only in the ordinary and usual course of business consistent with past practice, and obligates Kollmorgen and its subsidiaries to use their reasonable best efforts to preserve intact their business organizations, to keep available the services of their present officers and key employees and to preserve the good will of those having business relationships with them. The Merger Agreement also contains specific restrictive covenants as to certain impermissible activities of Kollmorgen prior to the Effective Time, which provide that Kollmorgen will not (and will not permit any of its subsidiaries to) take certain actions without the prior written consent of Danaher, including, among other things, actions related to amendments to the Amended and Restated Certificate of Incorporation or the By-Laws of Kollmorgen, issuances or sales of its securities, changes in capital structure, dividends and other distributions, repurchases or redemptions of securities, material acquisitions or dispositions, increases in compensation or adoption of new benefit plans and certain other material events or transactions, subject to specified exceptions.

   ACCESS TO INFORMATION. The Merger Agreement provides that, subject to applicable law, until the Effective Time, Kollmorgen will give Danaher and the Purchaser and their representatives full access, during normal business hours, to the offices and other facilities and to the books and records of Kollmorgen and its subsidiaries, and will provide Danaher and the Purchaser copies of documents filed pursuant to U.S. federal or state securities laws during this period, and, upon reasonable request, other information with respect to the business and operations of Kollmorgen and its subsidiaries.

   EFFORTS. Subject to the terms and conditions provided in the Merger Agreement, each of Kollmorgen, Danaher and the Purchaser will cooperate and use all reasonable efforts to make or cause to be made all filings necessary or proper under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement.

   Each of the parties to the Merger Agreement also has agreed to use its reasonable best efforts to obtain, as promptly as practicable, all consents of any governmental authorities or any other person required in connection with, and waivers of any violations that may be caused by, the consummation of the transactions contemplated by the Merger Agreement; provided, however, that neither Danaher nor Kollmorgen would be required to divest, hold separate or otherwise materially restrict the operations of any of their businesses or assets, in order to consummate the transactions contemplated by the Offer and the Merger Agreement.

   PUBLIC ANNOUNCEMENTS. The Merger Agreement provides that Kollmorgen, on the one hand, and Danaher and the Purchaser, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement, agree to provide to the other party for review a copy of any such press release or statement, and agree not to issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable law or any listing agreement with a securities exchange.

   EMPLOYEE BENEFIT ARRANGEMENTS. With respect to employee benefit matters, the Merger Agreement provides that, from and after the Effective Time, Danaher will honor, or Danaher will cause to have honored, obligations under certain specified employee benefit plans of Kollmorgen. The Merger Agreement also provides that for the period ending December 31, 2000, the Surviving Corporation will continue the employee benefit plans of Kollmorgen (other than those providing equity-based compensation) and thereafter the Surviving Corporation will provide its employees (and those of its subsidiaries) with compensation programs and employee benefits which are substantially the same as or not less favorable in the aggregate than those in effect with respect to similarly situated employees of Danaher. The Merger Agreement also provides that through the period ending on the first anniversary of the Effective Time, severance benefits available to employees of Kollmorgen will be no less favorable than those severance benefits as in effect on the date of the Merger Agreement. The Merger Agreement also provides that, from and after the Effective Time, Danaher will provide, or Danaher will cause to provide, to persons who are retired salaried employees of Kollmorgen, as of the Effective Time, retiree medical benefits that are substantially comparable to those provided to those retired salaried employees of Kollmorgen as of the Effective Time.

   INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. Pursuant to the Merger Agreement, Danaher has agreed that from and after the Effective Time all rights to indemnification, defense and advancement of funds existing at the date of the Merger Agreement in favor of individuals who were directors, officers, employees or agents of Kollmorgen or any of its subsidiaries at or prior to the Effective Time as set forth in the Certificate of Incorporation or By-Laws of Kollmorgen shall survive the Merger and shall continue in full force and effect, and will not be amended by the Surviving Corporation for a period of six years from the Effective Time in any manner that would adversely affect the rights of those individuals, unless such modification is required by law. Kollmorgen and, following the purchase of any Shares by Purchaser, Danaher will, regardless of whether the Merger becomes effective, indemnify, and, after the Effective Time, will cause the Surviving Corporation, to indemnify those individuals against all claims or liabilities arising out of actions or omissions occurring on or prior to the Effective Time, subject to limitations in the Merger Agreement. Danaher also has agreed that it will maintain the directors' and officers' liability insurance policy in effect as of the date of the Merger Agreement until the fourth anniversary of the Effective Time. In the event that Danaher or the Surviving Corporation consolidates or merges with another person or transfers its assets to another person, it shall make proper provisions to assure that these obligations are assumed.

   NOTIFICATION OF CERTAIN MATTERS. Danaher and Kollmorgen have agreed to promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would be reasonably likely (1) to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at any time prior to the Effective Time or (2) to cause any covenant, condition or agreement under the Merger Agreement not to be complied with or satisfied and (b) any failure of Kollmorgen, Danaher or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement. Each of Kollmorgen, Danaher and the Purchaser is also required to give prompt notice to the other parties of any notice or communication from any third party alleging that the consent of that third party is or may be required in connection with the transactions contemplated by the Merger Agreement.

   RIGHTS AGREEMENT. Kollmorgen has agreed in the Merger Agreement that it will not (a) redeem the preferred share purchase rights, (b) amend the Rights Agreement or (c) take any action which would allow any Person (as defined in the Rights Agreement) other than Danaher or the Purchaser to acquire beneficial ownership of 20% or more of the Shares without causing a Distribution Date or a Triggering Event (as each such term is defined in the Rights Agreement) to occur.

   STATE TAKEOVER LAWS. The Merger Agreement provides that each party will, upon the request of the other party, take all reasonable steps to assist in any challenge by that other party to the validity or applicability to the transactions contemplated by the Merger Agreement, including the Offer and the Merger, of any state takeover law.

   NO SOLICITATION. The Merger Agreement requires Kollmorgen to, and to direct its affiliates and their respective officers, directors (in their capacity as such), employees, representatives and agents to, immediately cease any existing discussions or negotiations with any parties with respect to any Acquisition Transaction (as defined below). The Merger Agreement further provides that, prior to the Effective Time, Kollmorgen will not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors (in their capacity as such), officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any merger, liquidation, recapitalization, consolidation or other business combination involving Kollmorgen or its subsidiaries or acquisition of more than 5% of capital stock or any material portion of the assets of Kollmorgen or of its subsidiaries, or any combination of the foregoing (an "Acquisition Transaction"), or negotiate or engage in substantive discussions with any person with respect to any Acquisition Transaction, or enter into or resolve to enter into any agreement, arrangement or understanding with respect to any Acquisition Transaction or requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement; provided, however, that Kollmorgen may, prior to the purchase of shares of common stock pursuant to the Offer, furnish information to, and negotiate or otherwise engage in substantive discussions with, any person who has delivered a bona fide written proposal for an Acquisition Transaction if the Kollmorgen Board determines in good faith following consultation with outside counsel and financial advisors, that such a transaction is reasonably likely to result in a transaction that is superior in comparison to the Offer and the Merger and the terms of the Merger Agreement to Kollmorgen's shareholders from a financial point of view and to Kollmorgen, taking into account the terms and conditions thereof, the likelihood of consummation and the time required to complete such transaction (a "Superior Proposal"), under applicable law, provided that prior to furnishing non-public information to any such party, (a) Kollmorgen shall have entered into a confidentiality agreement containing confidentiality terms at least as favorable to Kollmorgen as those of the letter agreement dated September 13, 1999 between Danaher and Kollmorgen and (b) shall provide Danaher or the Purchaser copies of all proposed written arrangements or understandings, including the forms of any agreements supplied by third parties, and all applicable financial statements and evidence of any planned financing with respect to such Superior Proposal (and a description of all material oral agreements with respect to such Superior Proposal).

   The Merger Agreement further provides that, from and after the execution of the Merger Agreement, Kollmorgen will promptly advise Danaher of any discussions, negotiations or proposals relating to an Acquisition

Transaction, identify the offeror and furnish to Danaher a copy of any such proposal if it is in writing or a written summary of any such proposal relating to an Acquisition Transaction if it is not in writing, and that Kollmorgen will promptly advise Danaher of any significant development relating to any such proposal, including results of any discussions or negotiations with respect to that proposal.

   CONVERTIBLE DEBENTURES. The Merger Agreement provides that Danaher will enter, as of the Effective Time, into such supplemental indentures as may be required under the terms of the indenture for the 8.75% Convertible Debentures due 2009.

   CONDITIONS TO CONSUMMATION OF THE MERGER. Pursuant to the Merger Agreement, the respective obligations of Danaher, the Purchaser and Kollmorgen to consummate the Merger are subject to the satisfaction or waiver, at or before the Effective Time, of each of the following conditions: (a) Kollmorgen shareholders will have duly adopted the Merger Agreement if required by applicable law; (b) the Purchaser will have accepted for payment and paid for Shares in an amount sufficient to meet the Minimum Condition and otherwise pursuant to the Offer in accordance with the terms of the Merger Agreement provided, however, that this condition shall be deemed to be satisfied with respect to the obligation of Danaher and the Purchaser to effect the Merger if Purchaser's failure to accept for payment or pay for Shares constitutes a violation of the terms of this Offer or of the Merger Agreement; (c) consummation of the Merger will not have been restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any governmental authority and there will not be any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any governmental authority which prevents the consummation of the Merger or has the effect of making the acquisition of Shares in the Merger illegal; and (d) any applicable waiting period will have expired under the HSR Act or under any material applicable foreign laws.

   TERMINATION. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the Kollmorgen shareholders (with any termination by Danaher also being an effective termination by the Purchaser):

     (a) by the mutual written consent of Danaher and Kollmorgen, by action of their respective Boards of Directors;

     (b) by Danaher or Kollmorgen if (1) Purchaser fails to commence the Offer on or prior to May 15, 2000, or (2) Purchaser will not have accepted for payment and paid for the Shares pursuant to the Offer in accordance with the terms of the Offer on or before September 30, 2000, provided, however, that neither Danaher nor Kollmorgen may terminate the Merger Agreement pursuant to this paragraph if such failure to accept for payment and pay for the Shares is due to a material breach of the Merger Agreement by that terminating party;

     (c) by Danaher or Kollmorgen if the Offer expires pursuant to its terms and the terms of the Merger Agreement without any Shares being purchased under the Offer other than due to a breach by the terminating party of the Merger Agreement;

     (d) by Danaher or Kollmorgen if any court of competent jurisdiction or other governmental authority will have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger or the acceptance for payment of, or payment for, Shares pursuant to the Offer and that order, decree or ruling or other action will have become final and nonappealable, provided that the party seeking to terminate the Merger Agreement will have used its reasonable best efforts to remove or lift such order, decree or ruling;

     (e) by Kollmorgen if, prior to the acceptance for payment of Shares pursuant to the Offer, the Kollmorgen Board will have determined to recommend a Superior Proposal to its shareholders and to enter into a binding written agreement concerning that Superior Proposal after making the determination described under "No Solicitation" above; provided, that the termination described in this paragraph shall not be permissible unless and until (1) Kollmorgen shall have provided the Purchaser and Danaher prior written notice at least five business days prior to such termination that the Kollmorgen Board has authorized and intends to effect the termination of the Merger Agreement pursuant to this paragraph, including copies of all proposed written agreements, arrangements, or understandings, including the forms of any agreements supplied by third parties and all applicable financial statements and evidence of any planned financing, with respect to such Superior Proposal (and a description of all material oral agreements with respect thereto),
  (2) the Kollmorgen Board shall have determined, in good faith and after consultation with its legal and financial advisors, that the foregoing Acquisition Transaction constituted, at the time of such determination to terminate the Merger Agreement, and still constitutes a Superior Proposal and (3) prior to such termination Kollmorgen shall have paid to Danaher the Termination Fee (as defined below) and the Expense Fee (as defined below);

     (f) by Danaher, prior to the purchase of the Shares, if the Kollmorgen Board (1) will have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger, (2) will have approved or recommended any Acquisition Transaction, (3) Kollmorgen will have breached Section 6.8(a) of the Merger Agreement, or (4) will have resolved to effect any of the foregoing; and

     (g) by Danaher, prior to the purchase of the Shares, if the Minimum Condition will not have been satisfied by the close of business on the business day immediately preceding September 30, 2000, and an Acquisition Transaction will have been publicly announced or disclosed.

   In the event of the termination of the Merger Agreement in accordance with its terms, the Merger Agreement will become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than certain specified provisions, which shall survive any such termination; provided, that no party would be relieved from liability for any willful breach of the Merger Agreement.

   FEES AND EXPENSES. Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring those expenses. In the event that the Merger Agreement is terminated pursuant to paragraph (e) or (f) under "Termination" above (other than termination pursuant to paragraph (f)(1) under "Termination" if no Acquisition Proposal shall have been publicly announced) then Kollmorgen will, within one business day after that termination, pay Danaher a termination fee of $10,000,000 (the "Termination Fee") plus Danaher's aggregate expenses not to exceed $1,000,000 (the "Expense Fee"). In the event that the Merger Agreement is terminated pursuant to such paragraph
(f)(1) (if no Acquisition Proposal shall have been publicly announced) or paragraph (g) under "Termination" and within such 12 months of the date of that termination of the Merger Agreement an Acquisition Transaction is consummated, then Kollmorgen will, prior to or simultaneously with the consummation of that transaction, pay Danaher the Termination Fee and the Expense Fee.

   AMENDMENT. The Merger Agreement may be amended by Kollmorgen, Danaher and the Purchaser at any time before or after any approval of the Merger Agreement by Kollmorgen shareholders but, after any such approval, no amendment will be made which decreases the price to be paid in the Merger or which adversely affects the rights of Kollmorgen shareholders thereunder without the approval of Kollmorgen shareholders.

   EXTENSION; WAIVER. Subject to the Merger Agreement, at any time prior to the Effective Time, the parties to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other,
(b) waive any inaccuracies in the representations and warranties contained therein of any other party thereto or in any document, certificate or writing delivered pursuant to the Merger Agreement by any other party to the Merger Agreement, or (c) waive compliance by any other party with any of the agreements or conditions in the Merger Agreement.

   EFFECTS OF INABILITY TO CONSUMMATE THE MERGER. Pursuant to the Merger Agreement, following the consummation of the Offer and subject to certain other conditions, the Purchaser will be merged with Kollmorgen. If, following the Offer, approval of Kollmorgen shareholders is required by applicable law in order to consummate the Merger of the Purchaser with Kollmorgen, Kollmorgen will submit the Merger to Kollmorgen shareholders for approval. If the Merger is submitted to Kollmorgen shareholders for approval, the Merger will require the approval of the holders of not less than a two-thirds majority of the outstanding Shares, including the Shares owned by the Purchaser. Provided that the Minimum Condition is satisfied without being reduced or waived, Danaher will own sufficient Shares to ensure that the required vote of Kollmorgen shareholders will be obtained and that the Merger will be consummated.

   If the Merger is consummated, Kollmorgen shareholders who elected not to tender their the Shares in the Offer will receive the same amount of consideration in exchange for each Share as they would have received in the Offer.

   If, following the consummation of the Offer, the Merger is not consummated, Danaher, which owns 100% of the Purchaser's common stock, indirectly will control the number of Shares acquired by the Purchaser pursuant to the Offer. Under the Merger Agreement, promptly following payment by the Purchaser for Shares purchased pursuant to the Offer, and from time to time thereafter, subject to applicable law, Kollmorgen has agreed to take all actions necessary to cause a majority of the directors of Kollmorgen to consist of persons designated by Danaher (whether, at the election of Kollmorgen, by means of increasing the size of the Kollmorgen Board or seeking the resignation of directors and causing Danaher designees to be elected). As a result of its ownership of such Shares and right to designate nominees for election to the Kollmorgen Board, Danaher, indirectly, will be able to influence decisions of the Kollmorgen Board and the decisions of the Purchaser as a shareholder of Kollmorgen. This concentration of influence in one shareholder may adversely affect the market value of the Shares.

   If Danaher controls more than 50% of the outstanding Shares following the consummation of the Offer but the Merger is not consummated, Kollmorgen shareholders, other than those affiliated with Danaher, will lack sufficient voting power to elect directors or to cause other actions to be taken which require majority approval. If, for any reason following completion of the Offer, the Merger is not consummated, Danaher and the Purchaser reserve the right to acquire additional Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer, or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by them.

   (c) Consulting Agreements. At the time we entered into the Merger Agreement, we also entered into a consulting agreement with Gideon Argov, which consulting agreement would become effective on the date we consummate the Merger. We also intend to enter into additional consulting agreements with certain executives of Kollmorgen following consummation of the Merger. We have informed Kollmorgen of such intention prior to the execution of the Merger Agreement.

   Mr. Argov's consulting agreement provides that he will serve as a consultant for a period of six years beginning with the consummation of the Merger. Mr. Argov's primary responsibilities are likely to be assisting in the transition of Kollmorgen to Danaher management and assisting with intellectual property claims and a pending acquisition. The consulting agreement also provides for a non-competition period during the consulting period and for two years thereafter. Mr. Argov's consulting agreement is not terminable by us for any reason other than the death or permanent disability of Mr. Argov, or a continued material breach by Mr. Argov of the provisions of the consulting agreement, which breach is (if curable) not cured by Mr. Argov within 10 days after we have delivered to him a written notice setting forth the nature of that breach in reasonable detail. Pursuant to the consulting agreement, Mr. Argov will be paid a consulting fee of $1,000,000 at the Effective Time and $78,991.34 per month thereafter for the duration of the consulting period. Mr. Argov will also be paid 2% of the value of each settlement or judgment reached by or awarded to the Surviving Corporation or any of its affiliates at any time prior to the sixth anniversary of the Effective Time in respect of certain legal actions initiated by Kollmorgen, as well as a finder's fee of 2% of the aggregate value of the consideration paid by Kollmorgen in connection with the consummation of a pending acquisition.

   (d) Statutory Requirements. In general, under the BCL a merger of two New York corporations requires the adoption of a resolution by the board of directors of each of the corporations desiring to merge approving an agreement of merger containing provisions with respect to certain statutorily specified matters and the approval of such agreement of merger by the shareholders of each corporation by the affirmative vote of the holders of (1) for corporations incorporated after February 22, 1998, a majority of all the outstanding shares of stock entitled to vote on such merger or (2) for corporations in existence on or prior to February 22, 1998, two-thirds of all the outstanding shares of stock entitled to vote on such merger, unless otherwise provided for in that corporation's certificate of incorporation. Accordingly, a vote of two-thirds of Kollmorgen's shareholders is required in order to adopt the Merger. The Shares entitle the holders thereof to voting rights.

   The BCL also provides that, if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other shareholders of the subsidiary as long as a copy of that plan of merger or an outline of that plan of merger is furnished to the remaining shareholders. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the Shares, the Purchaser could, and intends to, effect the Merger without any action by any other Kollmorgen shareholder.

   (e) Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, Kollmorgen shareholders will have certain rights under Section 910 of the BCL to dissent and demand appraisal of, and payment in cash of the fair value of, Dissenting Shares. Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Dissenting Shares. Any such judicial determination of the fair value of Dissenting Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Dissenting Shares, including asset values and the investment value of the Dissenting Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger.

   THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY KOLLMORGEN SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS.

   THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE BCL.

   (f) Plans for Kollmorgen. In connection with the Offer, Danaher and the Purchaser have reviewed and will continue to review various possible business strategies that they might consider in the event that the Purchaser acquires control of Kollmorgen, whether pursuant to this Offer, the Merger or otherwise. Such changes could include, among other things, changes in Kollmorgen's business corporate structure, capitalization and management.

   (g) "Going Private" Transactions. The SEC has adopted Rule 13e-3 under the Securities Exchange Act which is applicable to certain "going private" transactions and which may, under certain circumstances, be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (a) the Shares are deregistered under the Securities Exchange Act prior to the Merger or other business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the SEC and disclosed to shareholders prior to the consummation of the transaction.

12. SOURCE AND AMOUNT OF FUNDS.

   The Purchaser estimates that the total amount of funds required to purchase all outstanding Shares, other securities and rights pursuant to the Offer and to pay related fees and expenses will be approximately $250 million, plus debt to be assumed. Danaher will ensure that the Purchaser has sufficient funds to acquire all of the outstanding Shares pursuant to the Offer and the Merger.

   Danaher has possession of, or has available to it, sufficient funds to close the Offer and the Merger, and will cause the Purchaser to have sufficient funds available to close the Offer and the Merger. Danaher intends to obtain the necessary funds through borrowings under Danaher's existing bank facilities with various commercial banks. Such financings would be on customary terms for borrowers of such type. In the event that such financings were unavailable Danaher will arrange alternate financing.

13. DIVIDENDS AND DISTRIBUTIONS.

   The Merger Agreement provides that, without the prior written consent of Danaher, Kollmorgen will not, and will not permit any of its subsidiaries to, prior to the Effective Time, (a) issue, reissue or sell, or authorize the issuance, reissuance or sale of (1) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Shares (and the related preferred share purchase rights), in accordance with the terms of the instruments governing such issuance on May 4, 2000, pursuant to the exercise of options or the 8.75% Convertible Debentures due 2009 outstanding on that date or (2) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding as of May 4, 2000, or (b) make any other changes in its capital structure, or declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock except for regular quarterly dividends on the Shares declared and paid at times and in an amount consistent with past practice, other than between Kollmorgen and any of its wholly owned subsidiaries.

14. CONDITIONS OF THE OFFER.

   Conditions to the Offer. Notwithstanding any other provisions of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Securities Exchange Act, pay for any tendered Shares, and may terminate or, subject to the terms of the Merger Agreement, amend the Offer, if (A) there will not be validly tendered and not properly withdrawn prior to the Expiration Date for the Offer that number of Shares which, when added to any Shares already owned by Danaher or any of its subsidiaries, represents at least two-thirds of the total number of outstanding Shares on a fully diluted basis on the date of purchase (not taking into account the related preferred share purchase rights) (the "Minimum Condition"), (B) any applicable waiting period or approval under the HSR Act or under any applicable foreign statutes or regulations will not have expired or been terminated or obtained prior to the Expiration Date, (C) all consents from third parties will have been obtained except for those the failure of which to be obtained would not reasonably be expected to have a material adverse effect on Kollmorgen, or (D) at any time on or after May 4, 2000 and prior to the time of acceptance for payment for any Shares, any of the following events (each, an "Event") will occur:

   (a) there will be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the Offer or to the Merger, that would reasonably be expected to, directly or indirectly: (1) make illegal or otherwise prohibit consummation of the Offer or the Merger,
(2) prohibit or materially limit the ownership or operation by Danaher or the Purchaser of all or any material portion of the business or assets of Kollmorgen or any of its subsidiaries taken as a whole or compel Danaher or the Purchaser to dispose of or hold separately all or any material portion of the business or assets of Danaher or the Purchaser or Kollmorgen or any of its subsidiaries taken as a whole, or seek to impose any material limitation on the ability of Danaher or the Purchaser to conduct its business or own such assets, in any such case under this clause (2), which would reasonably be expected to have a material adverse effect on Danaher or on Kollmorgen, as the case may be, (3) impose material limitations on the ability of Danaher or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser or Danaher pursuant to the Offer on all matters properly presented to the Kollmorgen shareholders, (4) require divestiture by Danaher or the Purchaser of any Shares, or (5) result in a material adverse effect on Kollmorgen; or

   (b) there will be instituted or pending any action or proceeding by any governmental entity that would reasonably be expected to result in, any of the consequences referred to in clauses (1) through (5) of paragraph (a) above or by any third party for which there is a substantial likelihood of resulting in any of the consequences referred to in clauses (1) through (5) of paragraph
(a) above; or

   (c) since May 4, 2000, any change will have occurred and be continuing in the business, financial condition or results of operations of Kollmorgen or any of its subsidiaries that has, or could reasonably be expected to have, a material adverse effect on Kollmorgen; or

   (d) (1) the Kollmorgen Board or any committee of the Kollmorgen Board will have withdrawn, or will have modified or amended in a manner adverse to Danaher or the Purchaser, the approval, adoption or recommendation, as the case may be, of the Offer or the Merger Agreement, or will have approved or recommended any Acquisition Transaction, (2) a person will have entered into a definitive agreement or an agreement in principle with Kollmorgen with respect to an Acquisition Transaction, or (3) the Kollmorgen Board or any committee of the Kollmorgen Board will have resolved to do or enter into any of the foregoing; or

   (e) Kollmorgen, the Purchaser and Danaher will have reached an agreement that the Offer or the Merger Agreement be terminated, or the Merger Agreement will have been terminated in accordance with its terms; or

   (f) any of the representations and warranties of Kollmorgen set forth in the Merger Agreement, when read without any exception or qualification as to materiality or material adverse effect on Kollmorgen, will not be true and correct, as if those representations and warranties were made at the time of such determination (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of that specific date), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Kollmorgen; or

   (g) Kollmorgen will have failed to perform in any material respect or to comply in any material respect with any of its material obligations, covenants or agreements under the Merger Agreement; or

   (h) there will have occurred, and continue to exist, (1) any general suspension of, or limitation on prices for, trading in securities on the NYSE or on the over-the-counter stock market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System, (2) any decline of at least 25% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from the close of business on the last trading day immediately preceding the date of the Merger Agreement through the applicable Expiration Date, or (3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States.

   The foregoing conditions (including those set forth in clauses (A), (B) and (C) of the initial paragraph) are for the benefit of Danaher and the Purchaser and may be asserted by Danaher or the Purchaser regardless of the circumstances giving rise to any such conditions, and may be waived by Danaher or the Purchaser in whole or in part at any time and from time to time, in each case, in the exercise of the reasonable discretion of Danaher and the Purchaser and subject to the terms of the Merger Agreement. The failure by Danaher or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

   A public announcement may be made of a material change in, or waiver of, such conditions and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

15. LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

   Except as set forth in this Offer to Purchase, based on our review of publicly available filings by Kollmorgen with the SEC and other information regarding Kollmorgen, we are not aware of any licenses or regulatory permits that appear to be material to the business of Kollmorgen and its subsidiaries, taken as a whole, and that might be adversely affected by our acquisition of Shares in the Offer. In addition, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares. Should any such approval or other action be required, we expect to seek such approval or action, except as described under "State Takeover Laws." Should any such approval or other action be required, we cannot be certain that we would be able to obtain any such approval or action without substantial conditions or that adverse consequences might not result to Kollmorgen's or its subsidiaries' businesses, or that certain parts of Kollmorgen's, Danaher's, the Purchaser's or any of their respective subsidiaries' businesses might not have to be disposed of or held separate in order to obtain such approval or action. In that event, we may not be required to purchase any Shares in the Offer. See Introduction and Section 14 for a description of the conditions to the Offer.

   State Takeover Laws. A number of states (including New York, where Kollmorgen is incorporated) have adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, shareholders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes purport to apply to the Offer or the Merger, we believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

   We have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action that we take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and we might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14.

   Antitrust. Under the HSR Act, and the related rules and regulations that have been issued by the U.S. Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. These requirements apply to our acquisition of Shares in the Offer and the Merger.

   Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. We filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on May 11, 2000, and the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on May 26, 2000, unless earlier terminated by the FTC or the Antitrust Division or we receive a request for additional information or documentary material prior to that time. If, within the 15-calendar-day waiting period, either the FTC or the Antitrust Division requests additional information or documentary material from us, the waiting period with respect to the Offer and the Merger would be extended for an additional period of 10 calendar days following the date of our substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR rules. After that time, the waiting period could be extended only by court order or with our consent. The FTC or the Antitrust Division may terminate the additional 10-calendar-day waiting period before its expiration. In practice, complying with a request for additional information or documentary material can take a significant period of time. Although Kollmorgen is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither Kollmorgen's failure to make those filings nor a request made to Kollmorgen from the FTC or the Antitrust Division for additional information or documentary material will extend the waiting period with respect to the purchase of Shares in the Offer and the Merger.

   The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions, such as our acquisition of Shares in the Offer and the Merger. At any time before or after our purchase of Shares, the FTC or the Antitrust Division could take any action under the antitrust laws that either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of Danaher, the Purchaser, Kollmorgen or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. See Section 14.

   Based upon an examination of publicly available information relating to the businesses in which Kollmorgen is engaged, we believe that the acquisition of Shares in the Offer and the Merger should not violate the applicable antitrust laws. Nevertheless, we cannot be certain that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 14.

   Foreign Approvals. According to publicly available information, Kollmorgen owns property and conducts business in a number of other foreign countries and jurisdictions. In connection with the acquisition of the Shares in the Offer or the Merger, a notification is required by German competition law which Danaher will make shortly to the Federal Cartel Office. The purchase of Shares in the Offer may not be completed until the expiration of at least a thirty day waiting period following the German notification, unless that waiting period is earlier terminated. The laws of other of those foreign countries and jurisdictions where Kollmorgen owns property and conducts business may also require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such other countries and jurisdictions. The governments in those countries and jurisdictions might attempt to impose additional conditions on the Surviving Corporation's operations conducted in those countries and jurisdictions as a result of the acquisition of the Shares in the Offer or the Merger. If such approvals or consents are found to be required the parties intend to make the appropriate filings and applications. In the event such a filing or application is made for the requisite foreign approvals or consents, we cannot be certain that such approvals or consents will be granted, and, if such approvals or consents are received, we cannot be certain as to the date of those approvals or consents. In addition, we cannot be certain that we will be able to cause Kollmorgen or its subsidiaries to satisfy or comply with those laws or that compliance or noncompliance will not have adverse consequences for Kollmorgen or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

   Government Approvals. According to publicly available information, Kollmorgen is engaged in the manufacturing and developing of certain products that require the licensing and approvals of certain government entities. We cannot be certain that Kollmorgen or its subsidiaries will receive all required approvals or licenses or that the failure to do so will not have adverse consequences for Kollmorgen or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

16. FEES AND EXPENSES.

   Lehman Brothers is acting as the Dealer Manager in connection with the Offer and has provided certain financial advisory services to Danaher in connection with the Offer and the Merger. We will pay the Dealer Manager reasonable and customary compensation for such services, plus reasonable reimbursement of out-of-pocket expenses. We have agreed to indemnify the Dealer Manager against certain liabilities in connection with its services as financial advisor to Danaher in connection with the acquisition of Kollmorgen, including its services as Dealer Manager, and including certain liabilities under the U.S. federal securities laws. At any time, the Dealer Manager may trade the Shares for its own account or for the accounts of customers and, accordingly, may hold a long or short position in the Shares.

   We have retained D.F. King & Co., Inc. as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. We will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the U.S. federal securities laws.

   In addition, we have retained SunTrust Bank as the Depositary. We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

   Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17. MISCELLANEOUS.

   We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state.

   We have filed with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. Our Schedule TO and any exhibits or amendments may be examined and copies may be obtained from the SEC in the same manner as described in Section 8 with respect to information concerning Kollmorgen, except that copies will not be available at the regional offices of the SEC.

   WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON OUR BEHALF NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, YOU SHOULD NOT RELY ON ANY SUCH INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED.

   Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will under any circumstances create any implication that there has been no change in the affairs of Danaher, the Purchaser, Kollmorgen or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                                          King DC Acquisition Corp.

May 12, 2000

                                  SCHEDULE I

         DIRECTORS AND EXECUTIVE OFFICERS OF DANAHER AND THE PURCHASER

   DIRECTORS AND EXECUTIVE OFFICERS OF DANAHER. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Danaher. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Danaher. Unless otherwise indicated, the business address of each such person is c/o Danaher, at 1250 24th Street, N.W., Suite 800, Washington, D.C. 20037, and each such person is a citizen of the United States of America.

1. DIRECTORS OF DANAHER

                                    PRINCIPAL OCCUPATION AND FIVE-YEAR
                NAME                EMPLOYMENT HISTORY
                ----                ----------------------------------
 Mortimer M. Caplin...............  Senior Member of Caplin & Drysdale, a law
                                    firm in Washington, D.C., for over five
                                    years; Director of Fairchild Corporation
                                    and Presidential Realty Corporation. Caplin
                                    & Drysdale, One Thomas Circle NW, Suite
                                    1100, Washington, DC 20005

 Donald J. Ehrlich................  President, Chairman and Chief Executive
                                    Officer of Wabash National Corp. for over
                                    five years; Director of Indiana Secondary
                                    Market for Educational Loans, Inc. and INB
                                    National Bank, N.W. Wabash National Corp.,
                                    1000 Sagamore Parkway South, Lafayette, IN
                                    47905

 Walter G. Lohr, Jr. .............  Partner of Hogan & Hartson, a law firm in
                                    Baltimore, Maryland, for over five years.
                                    Hogan & Hartson, 111 S. Calvert Street,
                                    Suite 1600, Baltimore, MD 21202-6191

 Mitchell P. Rales................  Principal in a number of private business entities with interests in manufacturing
                                    companies, media operations and publicly
                                    traded securities. Director of Imo
                                    Industries Inc.

 Steven M. Rales..................  Chairman of the Board of Danaher for over five years; principal in a number of
                                    private business entities with interests in
                                    manufacturing companies, media operations
                                    and publicly traded securities. Director of
                                    Imo Industries Inc.

 George M. Sherman................  President and Chief Executive Officer of
                                    Danaher for over five years; director of
                                    Campbell Soup Company.

 Alan G. Spoon....................  General partner of Polaris Venture
                                    Partners. Polaris Venture Partners, 1000
                                    Winter Street, Waltham, MA 02451.

 A. Emmet Stephenson, Jr. ........  President of Stephenson and Co., a private investment firm in Denver, Colorado for
                                    more than five years; Chairman of StarTek,
                                    Inc. for more than five years. Stephenson
                                    and Company, 100 Garfield Street, Denver,
                                    CO 80206.

2. EXECUTIVE OFFICERS OF DANAHER

                                                                        DATE
                                                                       BECAME
                                                                      EXECUTIVE
 NAME                                        PRESENT TITLE             OFFICER
 ----                                        -------------            ---------
 Patrick W. Allender..............  Executive Vice President, Chief     1987
                                    Financial Officer and Secretary

 William J. Butler................  Vice President and Group            1999
                                    Executive

 Dennis D. Claramunt..............  Vice President and Group            1994
                                    Executive

 Daniel L. Comas..................  Vice President--Corporate           1996
                                    Development

 H. Lawrence Culp, Jr. ...........  Executive Vice President            1995

 Mark C. DeLuzio..................  Vice President--Danaher             1996
                                    Business Systems

 James H. Ditkoff.................  Vice President--Finance and Tax     1991

 Thomas S. Gross..................  Vice President and Group            1999
                                    Executive

 Elmar P. Illek...................  Vice President and Group            1999
                                    Executive

 Dennis A. Longo..................  Vice President--Human Resources     1997

 Christopher C. McMahon...........  Vice President and Controller       1999

 Brian M. McNeill.................  Executive Vice President            1999

 George M. Sherman................  President and Chief Executive       1990
                                    Officer

 Steven E. Simms..................  Executive Vice President            1996

 Uldis K. Sipols..................  Vice President--Procurement         1999

   DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Danaher. The business address of each such person is c/o Danaher, at 1250 24th Street, N.W., Suite 800, Washington, D.C. 20037, and each such person is a citizen of the United States of America.

1. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

                                         PRINCIPAL OCCUPATION AND FIVE-YEAR
 NAME                                            EMPLOYMENT HISTORY
 ----                                    ----------------------------------
 Patrick W. Allender..............  Executive Vice President, Chief Financial
                                    Officer and Secretary of
 Vice President and Secretary       Danaher since November 1999; previously
                                    Senior Vice President, Chief Financial
                                    Officer and Secretary of Danaher.

 Daniel L. Comas..................  Vice President--Corporate Development since
                                    1996; previously
 Vice President                     Director--Corporate Development of Danaher
                                    for over five years.

 George M. Sherman................  President and Chief Executive Officer of
                                    Danaher for over five
 President                          years.

   Facsimile copies of Letters of Transmittal, properly completed and duly executed, will be accepted. The appropriate Letter of Transmittal, Share Certificates and any other required documents should be sent or delivered by each Kollmorgen shareholder or such Kollmorgen shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                       THE DEPOSITARY FOR THE OFFER IS:

                                 SUNTRUST BANK

    Facsimile for Eligible                By Mail:                By Overnight Courier:
        Institutions:                  SunTrust Bank                  SunTrust Bank
         404-865-5371               Post Office Box 4625        Stock Transfer Department
                                   Atlanta, Georgia 30302           58 Edgewood Avenue
    Confirm by Telephone:                                            Room 225, Annex
        1-800-568-3476                                            Atlanta, Georgia 30303

   You may direct questions and requests for assistance to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may obtain additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials from the Information Agent as set forth below, and they will be furnished promptly at our expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

                                77 Water Street
                           New York, New York 10005

                 Banks and Brokers Call Collect (212) 269-5550
                   All Others Call Toll Free (888) 242-8157

                     The Dealer Manager for the Offer is:

                                LEHMAN BROTHERS

                         Three World Financial Center
                               200 Vesey Street
                           New York, New York 10285

                Call Collect: (212) 526-6739 or (415) 274-5442